SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2005

CAPITAL LEASE FUNDING, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 Maiden Lane, New York, NY	10005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 217-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 23, 2005, our operating partnership and wholly-owned subsidiary, Caplease, LP, entered into a purchase and sale agreement with Tiffany & Company (“Tiffany”), to purchase Tiffany’s office building and warehouse facility in Parsippany, New Jersey, for $75.0 million. We agreed to enter into a 20 year net lease with Tiffany concurrent with our purchase. The property includes approximately 368,000 rentable square feet of office and warehouse space.

There is no material relationship between us and Tiffany.

Item 2.01. Completion of Acquisition and Disposition of Assets.

On September 28, 2005, we completed the acquisition of an approximately 368,000 rentable square foot office building and warehouse facility in Parsippany, New Jersey from Tiffany for a purchase price of $75.0 million. The purchase price was determined through arms length negotiations.

Upon closing of the acquisition, we agreed to lease the facility to Tiffany pursuant to a 20 year net lease expiring in September 2025. Tiffany’s parent company, Tiffany & Co., agreed to guarantee Tiffany’s obligations under the lease.

Since the property is leased to a single tenant on a long-term basis under a lease that transfers substantially all of the operating costs to the tenant, and our investment underwriting on the property was based on the financial strength of the tenant, management believes that the financial condition and results of operations of the tenant is more relevant to investors than financial statements of the property acquired.

Tiffany & Co. currently files its financial statements in reports filed with the SEC, and the following summary financial data regarding Tiffany & Co. is taken from its previously filed public reports. For more detailed information regarding Tiffany & Co., please refer to its financial statements, which are publicly available with the SEC at http://www.sec.gov.

	For the Six Months Ended		For the Fiscal Year Ended
	7/31/2005	7/31/2004	1/31/2005	1/31/2004	1/31/2003
	(unaudited) (in thousands)		(audited) (in thousands)
Consolidated Statement of Earnings
Net sales	$1,036,602	$933,557	$2,204,831	$2,000,045	$1,706,602
Earnings before income taxes	$132,315	$112,743	$472,148	$342,685	$299,637
Net earnings	$90,609	$69,901	$304,299	$215,517	$189,894

	As of	As of the Fiscal Year Ended
	7/31/2005	1/31/2005	1/31/2004
	(unaudited) (in thousands)	(audited) (in thousands)
Consolidated Statement of Financial Position
Total assets	$2,500,668	$2,666,118	$2,391,088
Long-term debt	$381,297	$397,606	$392,991
Stockholders’ equity	$1,693,975	$1,701,160	$1,468,200

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

In connection with our acquisition of the Tiffany property discussed under Item 2.01 above, we issued $58.4 million of mortgage debt. The mortgage debt is summarized in the following table:

Face Amount of Mortgage Note (in thousands)	Interest Rate	Maturity Date	Balloon at Maturity (in thousands)
$58,400	5.33%	October 2015	$54,000

Debt service on the mortgage note is payable monthly. During an “interest-only” period of 60 months, only interest is payable on the note. We generally may not prepay the note, but we have the right to defease the note after a lockout period if certain conditions are satisfied. Defeasance generally allows us to have the lender’s lien on our assets released if we deposit with the lender an amount equal to the outstanding principal balance of the note plus any additional amounts necessary to purchase fixed rate obligations that provide for payments equal to or greater than the payments required under the note.

The note is generally non-recourse to us but is secured by a mortgage on the property and an assignment of the underlying lease and rents on the property. The note generally includes customary non-recourse exceptions for certain losses, damages or expenses to the lender, including those incurred as a result of the following:

•	waste to the mortgaged property or damage to the mortgaged property as a result of our intentional misconduct or gross negligence;

•	the existence of hazardous substances or radon on the mortgaged property or the failure to comply with environmental laws or regulations with respect to the mortgaged property; and

•
a fraud or material misrepresentation committed by us or any person authorized to act on our behalf or the failure of us or anyone authorized to make statements on our behalf to disclose a material fact.

The note becomes fully recourse if we fail to comply with covenants prohibiting us from transferring or further encumbering the mortgaged property or requiring us to take (or refrain from taking) various actions in order to preserve the borrower’s status as a single-purpose entity.

The note is subject to customary events of default, including the failure to pay principal and/or interest on the note, our failure to comply with our obligations under the loan documents (subject to our right to remedy defaults that may be cured) or the determination that any representation or warranty made in the loan documents is false or misleading in any material respect. Upon such event of default, the note will, at the option of the payee, become immediately due and payable. In the event of such an acceleration, we will also be required to pay a prepayment premium to maintain the lender’s expected yield through the maturity date. Additional interest and prepayment fees may also be due if the note is accelerated during the first four years of the note term.

In addition to the mortgage financing described above, we also issued a corporate credit note in connection with our financing of the Tiffany property. The face amount of the corporate credit note is approximately $4.6 million, the note has the same coupon rate and maturity date as the mortgage note, is fully amortizing, and is made to our operating partnership, Caplease, LP.

2

Because the corporate credit note represents intercompany debt, it is eliminated from our financial statements in consolidation. We are, however, able to use the intercompany notes as additional collateral for our future long-term financing structures such as a collateralized debt obligation, or CDO.

Item 9.01. Financial Statements and Exhibits.

(b) Pro forma financial information.

To be filed by amendment as soon as practicable, but not later than 71 days after the date that the initial report on Form 8-K must be filed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL LEASE FUNDING, INC.

By:	/s/ Shawn P. Seale
Shawn P. Seale
Senior Vice President, Chief FinancialOfficer and Treasurer

DATE: September 29, 2005